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                                                        EXHIBIT 10.19
                                                        10-K


                          1997 ANNUAL INCENTIVE PLAN


The 1997 Annual Incentive Plan is designed to:

      . Reinforce the business strategy of providing the best healthcare to patients, growing profitability, and establishing a brand name

      .  Reward for value creation evidenced by stock price appreciation

      .  Attract and retain highly talented people

      .  Enhance teamwork within the Company


Executives earn incentive awards based upon their position, responsibility, and ability to impact the financial success of the Company.

The Plan provides for target incentives of 80% of base salary for the Chief Executive Officer and for the President, and 50% of base salary for other executive officers. Incentives are earned by meeting or exceeding pre-established objectives for several component performance areas including corporate earnings per share growth, unit earnings before depreciation, interest, taxes, and amortization, patient satisfaction, and specific pre-established strategic objectives.

90% of the target award for the Chief Executive Officer and the President is dependent upon achieving the Corporate earnings per share goal, while the remaining 10% is dependent upon achieving an overall patient satisfaction rating. Other executive officers' awards are based 25% upon achievement of the Corporate earnings per share objective, 50% upon achievement of unit specific earnings before depreciation, interest, taxes, and amortization, 10% on unit specific patient satisfaction, and 15% upon pre-established strategic goals.